Exhibit 99.5

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated                      , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RIGHTS OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(To Prospectus dated                   , 20  )

Up to                  Shares of

Common Stock

Issuable Upon

Exercise of Rights

We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of 5:00 p.m., New York City time, on                     , 20  , or the record date.  The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to                      shares of our common stock.  Record date stockholders will receive one right for each                 shares of common stock owned on the record date.  The rights entitle the holder to purchase one new share of common stock for every right held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.][  In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, we also make equity investments.

We are externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission (“SEC”) registered investment adviser with approximately $       billion of total committed capital under management as of                     , 20  . Ares Operations LLC, a wholly owned subsidiary of Ares Management LLC, provides the administrative services necessary for us to operate.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARCC.” [The rights are transferable and will be listed on                      under the symbol “              .”]  On                     , 20  , the last reported sales price of our common stock on The NASDAQ Global Select Market was $          per share. The net asset value per share of our common stock at                   , 20   (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $          .

The subscription price per share will be [describe means of computing subscription price].  Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 20  , the expiration date of this offering, unless extended.  We, in our sole discretion, may extend the period for exercising the rights.  You will have no right to rescind your subscription after receipt of your payment of the estimated

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights.  Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering.  Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-[   ] of this prospectus supplement and page [   ] of the accompanying prospectus, including the risk of leverage.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available free of charge by calling us collect at (310) 201-4200 or on our website at www.arescapitalcorp.com. The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Estimated Subscription Price (1)	$	$
Underwriting discount (sales load)(2)	$	$
Proceeds, before expenses, to Ares Capital Corporation(3)	$	$

(1)               Estimated on the basis of [describe means of computing subscription price].

(2)               In connection with this offering,[                  ], the dealer managers for this offering, will receive a fee for financial advisory, marketing and soliciting services equal to      % of the estimated subscription price per share for each share issued pursuant to the exercise of rights.  We have also agreed to reimburse the dealer managers an aggregate of up to $                   for their expenses incurred in connection with the offering.

(3)               Before deducting expenses payable by us related to this offering, estimated at $                 , including an aggregate of up to $                  to be paid to the dealer managers for their expenses incurred in connection with this offering.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is              , 20  .

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not,  making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or such prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

i

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement involve a number of risks and uncertainties, including statements concerning:

•                  our, or our portfolio companies’, future business, operations, operating results or prospects;

•                  the return or impact of current and future investments;

•                  the impact of a protracted decline in the liquidity of credit markets on our business;

•                  the impact of fluctuations in interest rates on our business;

•                  the impact of changes in laws or regulations (including interpretation thereof) governing our operations or the operations of our portfolio companies;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  our ability to successfully integrate our business with the business of Allied Capital Corporation, including rotating out of certain investments acquired in connection therewith;

•                  our ability to recover unrealized losses;

•                  our ability to successfully invest any capital raised in this offering;

•                  market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•                  our contractual arrangements and relationships with third parties;

•                  Middle East turmoil and the potential for rising energy prices and its impact on the industries in which we invest;

•                  the general economy (including inflation and the U.S. budget deficit) and its impact on the industries in which we invest;

•                  the uncertainty surrounding the strength of the U.S. economic recovery;

•                  United States and European sovereign debt issues;

•                  the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•                  our expected financings and investments;

•                  our ability to successfully integrate any acquisitions;

•                  the adequacy of our cash resources and working capital;

•                  the timing, form and amount of any dividend distributions;

•                  the timing of cash flows, if any, from the operations of our portfolio companies; and

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement or the accompanying prospectus.

The forward-looking statements included in this prospectus supplement and the accompanying prospectus have been based on information available to us as of their respective dates, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “the Company” and “Ares Capital” refer to Ares Capital Corporation and its consolidated subsidiaries; “Ares Capital Management” and “the investment adviser” refer to Ares Capital Management LLC; “Ares Operations” refers to Ares Operations LLC; and “Ares” and “Ares Management” refer to Ares Management LLC and its affiliated companies (other than portfolio companies of its affiliated funds).

As described in more detail below, we consummated the acquisition (the “Allied Acquisition”) of Allied Capital Corporation (“Allied Capital”) on April 1, 2010. Other than as set forth in the pro forma financial information or otherwise specifically set forth herein or in the accompanying prospectus, financial information presented herein and in the accompanying prospectus for and as of periods ended on or prior to March 31, 2010 does not include any information in respect of Allied Capital. In addition, other than as set forth in the pro forma financial information or otherwise specifically set forth herein or in the accompanying prospectus, financial information for the year ended December 31, 2010, including, without limitation, with respect to the Company’s consolidated statements of operations, stockholders’ equity and cash flows, only includes results attributable to Allied Capital for the period beginning on April 1, 2010.

Ares Capital

Ares Capital, a Maryland corporation, is a specialty finance company that is a closed-end, non-diversified management investment company. We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder, or the “Investment Company Act.” We were founded on April 16, 2004, were initially funded on June 23, 2004 and completed our initial public offering on October 8, 2004. We are one of the largest BDCs with approximately $       billion of total committed capital under management as of                     , 20  , including available debt capacity (subject to leverage and borrowing base restrictions), vehicles directly or indirectly managed or co-managed by us or one of our wholly owned subsidiaries and vehicles managed or sub-managed by our wholly owned portfolio company, Ivy Hill Asset Management, L.P. (“IHAM”).

We are externally managed by our investment adviser, Ares Capital Management, a wholly owned subsidiary of Ares Management, a global alternative asset manager and a SEC registered investment adviser with approximately $       billion of total committed capital under management as of                     , 20  . Our administrator, a wholly owned subsidiary of Ares Management, provides the administrative services necessary for us to operate.

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in U.S. middle-market companies, where we believe the supply of primary capital is limited and the investment opportunities are most attractive. However, we may from time to time invest in larger companies. In this prospectus supplement, we generally use the term “middle-market” to refer to companies with annual EBITDA between $10 million and $250 million. As used herein, EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.

On April 1, 2010, we consummated the Allied Acquisition in an all stock merger whereby each existing share of common stock of Allied Capital was exchanged for 0.325 shares of our common stock. The Allied Acquisition was valued at approximately $908 million as of April 1, 2010. In connection therewith, we issued approximately 58.5 million shares of our common stock to Allied Capital’s then-existing stockholders, thereby resulting in our then-existing stockholders owning approximately 69% of the combined company and the then-existing Allied Capital stockholders owning approximately 31% of the combined company.

We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Mezzanine debt is subordinated to senior loans and is generally unsecured. Our investments have generally ranged between $20 million and $250 million each, although the investment sizes may be more or less than this range. Our investment sizes are expected to grow with our capital availability.

To a lesser extent, we also make preferred and/or common equity investments, which have generally been non-control equity investments of less than $20 million (usually in conjunction with a concurrent debt investment). However, we may increase the size or change the nature of these investments. Also, as a result of the Allied Acquisition, Allied Capital’s equity investments, which included equity investments larger than those we have historically made and controlled portfolio company equity investments, became part of our portfolio. We intend to actively seek opportunities over time to dispose of certain of the assets that were acquired in the Allied Acquisition, particularly non-yielding equity investments, as well as lower or non-yielding debt investments and investments that may not be core to our investment strategy, and generally rotate them into higher-yielding first and second lien senior loans and mezzanine debt investments. However, there can be no assurance that this strategy will be successful.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” for further information on the rotation of investments acquired as part of the Allied Acquisition.

The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment we are operating in. In connection with our investing activities, we may make commitments with respect to indebtedness or securities of a potential portfolio company substantially in excess of our final investment. In such situations, while we may initially agree to fund up to a certain dollar amount of an investment, we may subsequently syndicate a portion of such amount to third parties, such that we are left with a smaller investment than what was reflected in our original commitment.  In addition to originating investments, we may also acquire investments in the secondary market.

The first and second lien senior loans in which we invest generally have stated terms of three to 10 years and the mezzanine debt investments in which we invest generally have stated terms of up to 10 years, but the expected average life of such first and second lien loans and mezzanine debt is generally between three and seven years. However, we may invest in loans and securities with any maturity or duration. The instruments in which we invest typically are not initially rated by any rating agency, but we believe that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services). We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

We believe that our investment adviser, Ares Capital Management, is able to leverage the current investment platform, resources and existing relationships with financial sponsors, financial institutions, hedge funds and other investment firms of Ares to provide us with attractive investments. In addition to deal flow, the Ares investment platform assists our investment adviser in analyzing, structuring and monitoring investments. Ares has been in existence for more than        years and its senior principals have an average of over        years experience investing in senior loans, high yield bonds, mezzanine debt and private equity securities. The Company has access to the Ares staff of approximately       investment professionals and approximately        administrative professionals who provide assistance in accounting, finance, legal, compliance, operations, information technology and investor relations.

Since our initial public offering on October 8, 2004 through                      , 20  , our realized gains have exceeded our realized losses by $       million (excluding the one-time gain on the Allied Acquisition and gains/losses from the extinguishment of debt and other assets). For this same time period, our portfolio exits have resulted in an aggregate cash flow realized internal rate of return to us of approximately      % (based on original cash invested of $       billion and total proceeds from such exits of $       billion). Approximately      % of the exits resulted in an aggregate cash flow internal rate of return to us of      % or greater. Internal rate of return is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. Internal rate of return is gross of expenses related to investments as these expenses are not allocable to specific investments. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the repayment of our debt investment or sale of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized. These internal rate of return results are historical results relating to our past performance and are not necessarily indicative of future results, the achievement of which cannot be assured.

While our primary focus is to generate current income and capital appreciation through investments in first and second lien senior loans and mezzanine debt and, to a lesser extent, equity securities of eligible portfolio companies, we also may invest up to 30% of our portfolio in opportunistic investments in non-qualifying assets, as permitted by the Investment Company Act.  See “Regulation” in the accompanying prospectus.  Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies outside of the United States, entities that are operating pursuant to certain exceptions to the Investment Company Act and publicly traded entities whose public equity market capitalization exceeds the levels provided for in the Investment Company Act.

We and General Electric Capital Corporation and GE Global Sponsor Finance LLC (collectively, “GE”) also co-invest through an unconsolidated vehicle, the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”). The SSLP was initially formed in December 2007 to co-invest in “stretch senior” and “unitranche” loans (loans that combine both senior and subordinated debt, generally in a first lien position) of middle-market companies and currently has approximately $       billion of available capital, approximately $       billion in aggregate principal amount of which was funded as of                     , 20  . At                     , 20  , we had agreed to make available to the SSLP approximately $       billion, of which approximately $       million was unfunded. The SSLP is capitalized as transactions are completed and all portfolio decisions and generally all other decisions in respect of the SSLP must be approved by both an affiliate of GE and the Company.

We also manage an unconsolidated fund, AGILE Fund I, LLC (the “AGILE Fund”), which had approximately $       million of total committed capital under management as of                     , 20  .

In addition, our portfolio company, IHAM, manages      unconsolidated credit vehicles and sub-manages       other unconsolidated credit vehicles (such       vehicles managed or sub-managed by IHAM are collectively referred to as the “IHAM Vehicles”), which are described in more detail under “Business—Investments—Managed Vehicles” in the accompanying prospectus.  We have also made direct investments in securities of certain of these vehicles. As of                     , 20  , IHAM had total committed capital under management of approximately $       billion, which included approximately $       billion invested by Ares Capital in IHAM or securities issued by the IHAM Vehicles.

About Ares

Founded in 1997, Ares is a global alternative asset manager and SEC registered investment adviser with approximately $       billion of total committed capital under management and over      employees as of                     , 20  .

Ares specializes in originating and managing assets in both the leveraged finance and private equity markets. Ares’ leveraged finance activities include the origination, acquisition and management of senior loans, high yield bonds, mezzanine debt and special situation investments. Ares’ private equity activities focus on providing flexible, junior capital to middle-market companies. Ares has the ability to invest across a capital structure, from senior floating rate debt to common equity. This flexibility, combined with Ares’ “buy and hold” philosophy, enables Ares to structure an investment to meet the specific needs of a company rather than the less flexible demands of the public markets.

Ares is comprised of the following groups:

•                  Private Debt Group. The Ares Private Debt Group manages Ares Capital, Ares Credit Strategies Fund II, L.P., Ares Credit Strategies Fund III, L.P. and Ares’ private debt middle-market financing business in Europe, Ares Capital Europe (“ACE”), which together had approximately $      billion of total committed capital under management as of                     , 20  , including capital which may be committed for investment both directly and through certain financial services portfolio companies of the Company. The Ares Private Debt Group focuses primarily on non-syndicated first and second lien senior loans and mezzanine debt, which in some cases may include an equity component. The Ares Private Debt Group also makes equity investments in private middle-market companies, usually in conjunction with a concurrent debt investment.

•                  Capital Markets Group. The Ares Capital Markets Group had approximately $       billion of total committed capital under management as of                     , 20   through a variety of funds and investment vehicles, focusing primarily on syndicated senior secured loans, high yield bonds, distressed debt, other liquid fixed income investments and other publicly traded debt securities.

•                  Private Equity Group. The Ares Private Equity Group had approximately $       billion of total committed capital under management as of                     , 20  , primarily through Ares Corporate Opportunities Fund L.P., Ares Corporate Opportunities Fund II, L.P. and Ares Corporate Opportunities Fund III, L.P. (collectively referred to as “ACOF”). ACOF generally makes private equity investments in amounts substantially larger than the private equity investments anticipated to be made by Ares Capital. In particular, the Ares Private Equity Group generally focuses on control-oriented equity investments in under-capitalized companies or companies with capital structure issues.

Ares’ senior principals have been working together as a group for many years and have an average of over 20 years of experience in leveraged finance, private equity, distressed debt, investment banking and capital markets. They are backed by a large team of highly disciplined professionals. Ares’ rigorous investment approach is based upon an intensive, independent financial analysis, with a focus on preservation of capital, diversification and active portfolio management.

These fundamentals underlie Ares’ investment strategy and have resulted in large pension funds, banks, insurance companies, endowments and certain high net worth individuals investing in Ares’ funds.

Ares Capital Management

Ares Capital Management, our investment adviser, is served by an origination, investment and portfolio management team of approximately      U.S.-based investment professionals led by the senior partners of the Ares Private Debt Group:  Michael Arougheti, Eric Beckman, Kipp deVeer, Mitchell Goldstein, Michael Smith and Gordon Watters. Ares Capital Management leverages off of Ares’ investment platform and benefits from the significant capital markets, trading and research expertise of Ares’ investment professionals. Ares has approximately      investment professionals covering current investments in more than          companies across over      industries. Ares Capital Management’s investment committee has nine members, including the senior partners of the Ares Private Debt Group and senior partners in the Ares Capital Markets Group and the Ares Private Equity Group.

Recent Developments

[Insert description of recent developments at time of offering.]

Our Corporate Information

Our administrative offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, telephone number (310) 201-4200, and our executive offices are located at 245 Park Avenue, 44th Floor, New York, New York 10167, telephone number (212) 750-7300.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid or to be paid by “you,” “us,” “the Company” or “Ares Capital,” or that “we” will pay fees or expenses, stockholders will directly or indirectly bear such fees or expenses as investors in Ares Capital.

Stockholder transaction expenses (as a percentage of offering price):
Sales load paid by us		%(1)
Offering expenses		%(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses paid		%
Estimated annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Management fees		%(5)
Incentive fees payable under investment advisory and management agreement (20% of pre-incentive fee net investment income and 20% of realized capital gains, subject to certain limitations)		%(6)
Interest payments on borrowed funds		%(7)
Other expenses		%(8)
Acquired fund fees and expenses		%(9)
Total annual expenses (estimated)		%(10)

(1)                                  The dealer manager fee with respect to the rights sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)                                  Amount reflects estimated offering expenses of approximately $                  and based on the                      rights offered in this offering.

(3)                                  The expenses of the dividend reinvestment plan are included in “Other expenses.”

(4)                                  “Consolidated net assets attributable to common stock” equals our average net assets for the                 ended                 , 2011.

(5)                                  Our management fee is currently       % of our total assets other than cash and cash equivalents (which includes assets purchased with borrowed amounts). For the purposes of this table, we have assumed that we maintain no cash or cash equivalents. The       % reflected on the table is calculated on our average net assets (rather than our total assets). See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(6)                                  This item represents our investment adviser’s incentive fees based on annualizing actual amounts earned on our pre-incentive fee net investment income for the                 ended                , 2011 and assumes that the incentive fees earned at the end of the 2011 calendar year will be based on the actual cumulative realized capital gains computed net of cumulative realized capital losses and unrealized capital depreciation as of                   , 2011. For purposes of this table, we have assumed that this fee will remain constant although it is based on Ares Capital’s performance and will not be paid unless Ares Capital achieves certain goals. We expect to invest or otherwise utilize all of the net proceeds from this offering within three months of the date of this offering and may have capital gains and interest income that could result in the payment of an incentive fee to our investment adviser in the first year after completion of this offering. Since our initial public offering through                , 2011, the average quarterly incentive fee payable to our investment adviser has been approximately       % of our weighted average net assets (      % on an annualized basis). For more detailed information about incentive fees previously incurred by us, please see Note 3 to our consolidated financial statements for the year ended December 31, 2010 and the               months ended                    , 2011.

The incentive fee consists of two parts:

The first, payable quarterly in arrears, equals 20% of our pre-incentive fee net investment income (including interest that is accrued but not yet received in cash), subject to a 1.75% quarterly (7.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our investment adviser receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.1875% in any calendar quarter, our investment adviser will receive 20% of our pre-incentive fee net investment income as if a hurdle rate did not apply.

The second part, payable annually in arrears, equals 20% of our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

We will defer cash payment of any incentive fee otherwise earned by our investment adviser if, during the most recent four full calendar quarter period ending on or prior to the date such payment is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) is less than 7.0% of our net assets (defined as total assets less indebtedness) at the beginning of such period.

These calculations will be adjusted for any share issuances or repurchases.

“Incentive fees payable under investment advisory and management agreement” does not include an accrual (in accordance with GAAP) for a capital gains incentive fee of $       million and $       million for the        and               ended               , 2011, respectively, because no capital gains incentive fee was payable under the investment advisory and management agreement. GAAP requires that the capital gains incentive fee accrual consider the cumulative aggregate unrealized capital appreciation in the calculation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Investment Company Act or the investment advisory and management agreement. This GAAP accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital depreciation included in the calculation of the Capital Gains Fee (as defined below) plus the aggregate cumulative unrealized capital appreciation. If such amount is positive at the end of a period, then GAAP requires us to record a capital gains incentive fee equal to 20% of such cumulative amount, less the aggregate amount of actual Capital Gains Fees paid or capital gains incentive fees accrued under GAAP in all prior periods. The resulting accrual for any capital gains incentive fee under GAAP in a given period may result in an additional expense if such cumulative amount is greater than in the prior period or a reversal of previously recorded expense if such cumulative amount is less than in the prior period. If such cumulative amount is negative, then there is no accrual. There can be no assurance that such unrealized capital appreciation will be realized in the future or that the amount accrued for will ultimately be paid.

See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(7)                                 “Interest payments on borrowed funds” represents an estimate of our annualized interest expenses based on actual interest and credit facility expenses incurred for the                ended               , 2011. During the                ended               , 2011, our average outstanding borrowings were $       million and cash paid for interest expense was $       million. We had outstanding borrowings of $       million (with a carrying value of $       million) at               , 2011. This item is based on our assumption that our borrowings and interest costs after an offering will remain similar to those prior to this offering. The amount of leverage that we employ at any particular time will depend on, among other things, our board of directors’ and our investment adviser’s assessment of market and other factors at the time of any proposed borrowing. See “Risk Factors—Risks Relating to Our Business—We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing with us” in the accompanying prospectus.

(8)                                  Includes our overhead expenses, including payments under our administration agreement with Ares Operations, based on our allocable portion of overhead and other expenses incurred by Ares Operations in performing its obligations under the administration agreement, and income taxes. Such expenses are estimates based on annualized “Other expenses” for the                ended               , 2011. The holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) indirectly bear the cost associated with our annual expenses. See “Management—Administration Agreement” in the accompanying prospectus.

(9)                                  The Company’s stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”) in which the Company invests. This amount includes the fees and expenses of Acquired Funds in which the Company is invested as of               , 2011. Certain of these Acquired Funds are subject to management fees, which generally range from       % to       % of total net assets, or incentive fees, which generally range between       % to       % of net profits. When applicable, fees and expenses are based on historic fees and expenses for the Acquired Funds. For those Acquired Funds with little or no operating history, fees and expenses are based on expected fees and expenses stated in the Acquired Funds’ offering memorandum, private placement memorandum or other similar communication without giving effect to any performance. Future fees and expenses for these Acquired Funds may be substantially higher or lower because certain fees and expenses are based on the performance of the Acquired Funds, which may fluctuate over time. The amount of the Company’s average net assets used in calculating this percentage was based on average monthly net assets of $       billion for the                ended               , 2011.

(10)                            “Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that we would have no additional leverage, that none of our assets are cash or cash equivalents, and that our annual operating expenses would remain at the levels set forth in the table above. Transaction expenses are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return(1)	$	$	$	$

(1)                                  The above illustration assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation. The expenses you would pay, based on a $1,000 investment and assuming a 5% annual return resulting entirely from net realized capital gains (and therefore subject to the capital gain incentive fee), and otherwise making the same assumptions in the example above, would be: 1 year, $      ; 3 years, $      ; 5 years, $      ; and 10 years, $      . However, cash payment of the capital incentive fee would be deferred if during the most recent four full calendar quarter period ending on or prior to the date the payment set forth in the example is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) was less than 7.0% of our net assets (defined as total assets less indebtedness) at the beginning of such period (as adjusted for any share issuances or repurchases).

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the investment advisory and management agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, if our board of directors authorizes and we declare a cash dividend, participants in our dividend reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses as actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.

RISK FACTORS

RISKS RELATING TO THE OFFERING

The market price of our common stock may decline following the offering and our shares of common stock may trade at discounts from net asset value.

Shares of closed-end investment companies frequently trade at a market price that is less than the net asset value that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. It is not possible to predict whether any shares of common stock or rights will trade at, above, or below net asset value. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after the offering.

There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

There can be no assurances that an active public market for the rights will develop as a result of the offering of the rights by any selling holder or that, if such a market develops, it will be maintained. [The rights will be listed on                  under the symbol “          .”] Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities, the performance of our common stock (including the requirement that we suspend the offering under certain circumstances) and our ability to terminate the offering of the rights if the subscription price is less than [     ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC.

We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [     ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Your interest in us may be diluted if you do not fully exercise your subscription rights. In addition, if the subscription price is less than our net asset value per share, then you would experience an immediate dilution of the aggregate net asset value of your shares.

Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of the offering, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offering.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the offering or what proportion of the shares will be purchased as a result of the offering. Such dilution could be substantial.

The fact that the rights are transferable may reduce the effects of any dilution as a result of the offering. Rights holders can transfer or sell their rights. The cash received from the sale of rights is partial compensation for any possible dilution. There can be no assurances, however, that a market for the rights will develop or the rights will have any value in that market.

[Insert any other risk factors applicable to the Rights and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA OF ARES CAPITAL

The following selected financial and other data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose report thereon is included elsewhere in the accompanying prospectus. The selected financial and other data for the            months ended                 , 2011 and 2010 and other quarterly financial information are derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results as of and for the            months ended                 , 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. The data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities,” which are included elsewhere in this prospectus supplement or the accompanying prospectus.

ARES CAPITAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

As of and For the          Months Ended             , 2011 and 2010 and

As of and For the Years Ended December 31, 2010, 2009, 2008, 2007 and 2006

(dollar amounts in millions, except per share data and as otherwise indicated)

	As of and For the Months Ended , 2011	As of and For the Months Ended , 2010	As of and For the Year Ended December 31, 2010	As of and For the Year Ended December 31, 2009	As of and For the Year Ended December 31, 2008	As of and For the Year Ended December 31, 2007	As of and For the Year Ended December 31, 2006
Total Investment Income	$	$	$483.4	$245.3	$240.4	$188.9	$120.0
Total Expenses			262.2	111.3	113.2	94.8	58.4
Net Investment Income Before Income Taxes			221.2	134.0	127.2	94.1	61.6
Income Tax Expense (Benefit), Including Excise Tax			5.4	0.6	0.2	(0.8)	4.9
Net Investment Income			215.8	133.4	127.0	94.9	56.7
Net Realized and Unrealized Gains (Losses) on Investments, Foreign Currencies and Extinguishment of Debt and Other Assets			280.1	69.3	(266.5)	(4.1)	13.0
Gain on the acquisition of Allied Capital Corporation			$195.9	—	—	—	—
Net Increase (Decrease) in Stockholders’ Equity Resulting from Operations			$691.8	$202.7	$(139.5)	$90.8	$69.7
Per Share Data:
Net Increase (Decrease) in Stockholder’s Equity Resulting from Operations:
Basic(1)			$3.91	$1.99	$(1.56)	$1.34	$1.58
Diluted(1)			$3.91	$1.99	$(1.56)	$1.34	$1.58
Cash Dividend Declared			$1.40	$1.47	$1.68	$1.66	$1.64
Net Asset Value	$	$	$14.92	$11.44	$11.27	$15.47	$15.17
Total Assets			$4,562.5	$2,313.5	$2,091.3	$1,829.4	$1,348.0
Total Debt (Carrying Value)			$1,378.5	$969.5	$908.8	$681.5	$482.0
Total Debt (Principal Value)			$1,435.1	$969.5	$908.8	$681.5	$482.0
Total Stockholders’ Equity			$3,050.5	$1,257.9	$1,094.9	$1,124.6	$789.4
Other Data:
Number of Portfolio Companies at Period End(2)			170	95	91	78	60
Principal Amount of Investments Purchased			$1,583.9	$575.0	$925.9	$1,251.3	$1,087.5
Principal Amount of Investments Acquired as part of the Allied Acquisition			$1,833.8	—	—	—	—
Principal Amount of Investments Sold and Repayments			$1,555.1	$515.2	$485.3	$718.7	$430.0
Total Return Based on Market Value(3)			43.6%	119.9%	(45.3)%	(14.8)%	29.1%
Total Return Based on Net Asset Value(4)			31.6%	17.8%	(11.2)%	9.0%	10.7%
Weighted Average Yield of Debt and Income Producing Equity Securities at Fair Value(5):			12.9%	12.7%	12.8%	11.7%	12.0%
Weighted Average Yield of Debt and Income Producing Equity Securities at Amortized Cost(5):			13.2%	12.1%	11.7%	11.6%	11.6%

(1)                                     In accordance with Accounting Standards Codification (“ASC”) 260-10 (previously Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share), the weighted average shares of common stock outstanding used in computing basic and diluted earnings per common share have been adjusted retroactively by a factor of 1.02% to recognize the bonus element associated with rights to acquire shares of common stock that we issued to stockholders of record as of March 24, 2008 in connection with a rights offering.

(2)                                     Includes commitments to portfolio companies for which funding has yet to occur.

(3)                                     Total return based on market value for the            months ended                 , 2011 equals the [decrease][increase] of the ending market value at                 , 2011 of $         per share over the ending market value at December 31, 2010 of $         per share plus the declared dividends of $         per share for the          months ended                 , 2011. Total return based on market value for the year ended December 31, 2010 equals the increase of the ending market value at December 31, 2010 of $16.48 per share over the ending market value at December 31, 2009 of $12.45 per share plus the declared dividends of $1.40 per share for the year ended December 31, 2010. Total return based on market value for the year ended December 31, 2009 equals the increase of the ending market value at December 31, 2009 of $12.45 per share over the ending market value at December 31, 2008 of $6.33 per share plus the declared dividends of $1.47 per share for the year ended December 31, 2009. Total return based on market value for the year ended December 31, 2008 equals the decrease of the ending market value at December 31, 2008 of $6.33 per share from the ending market value at December 31, 2007 of $14.63 per share plus the declared dividends of $1.68 per share for the year ended December 31, 2008. Total return based on market value for the year ended December 31, 2007 equals the decrease of the ending market value at December 31, 2007 of $14.63 per share from the ending market value at December 31, 2006 of $19.11 per share plus the declared dividends of $1.66 per share for the year ended December 31, 2007. Total return based on market value for the year ended December 31, 2006 equals the increase of the ending market value at December 31, 2006 of $19.11 per share over the ending market value at December 31, 2005 of $16.07 per share plus the declared dividends of $1.64 per share for the year ended December 31, 2006. Total return based on market value is not annualized.

(4)                                     Total return based on net asset value for the             months ended                 , 2011 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $      per share for the           months ended                 , 2011, divided by the beginning asset value. Total return based on net asset value for the year ended December 31, 2010 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.40 per share for the year ended December 31, 2010, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2009 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.47 per share for the year ended December 31, 2009, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2008 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.68 per share for the year ended December 31, 2008, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2007 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.66 per share for the year ended December 31, 2007, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2006 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.64 per share for the year ended December 31, 2006, divided by the beginning net asset value. Total return based on net asset value is not annualized.

(5)                                     Weighted average yield on debt and income producing securities at fair value is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities. Weighted average yield on debt and income producing securities at amortized cost is computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total income producing securities and debt at amortized cost included in such securities.

SELECTED QUARTERLY DATA (Unaudited)

(dollar amounts in thousands, except per share data)

	2011
	Q4	Q3	Q2	Q1
Total investment income			$144,307	$135,691
Net investment income before net realized and unrealized gains (losses) and incentive compensation			$85,509	$95,494
Incentive compensation			$41,746	$47,671
Net investment income before net realized and unrealized gains (losses)			$43,763	$47,823
Net realized and unrealized gains (losses)			$(6,840)	$75,943
Net increase in stockholders’ equity resulting from operations			$36,923	$123,766
Basic and diluted earnings per common share			$0.18	$0.61
Net asset value per share as of the end of the quarter			$15.28	$15.45

	2010
	Q4	Q3	Q2		Q1
Total investment income	$157,170	$138,126	$121,590		$66,510
Net investment income before net realized and unrealized gains (losses) and incentive compensation	$99,323	$89,025	$64,514		$39,849
Incentive compensation	$35,973	$17,805	$14,973		$8,144
Net investment income before net realized and unrealized gains (losses)	$63,350	$71,220	$49,541		$31,705
Net realized and unrealized gains (losses)	$93,538	$57,157	$280,613	(1)	$44,710
Net increase in stockholders’ equity resulting from operations	$156,888	$128,377	$330,154		$76,415
Basic and diluted earnings per common share	$0.79	$0.67	$1.73		$0.61
Net asset value per share as of the end of the quarter	$14.92	$14.43	$14.11		$11.78

(1)                                  Includes gain on the Allied Acquisition of $195,876.

	2009
	Q4	Q3	Q2	Q1
Total investment income	$69,264	$60,881	$59,111	$56,016
Net investment income before net realized and unrealized gains (losses) and incentive compensation	$47,920	$41,133	$39,935	$37,750
Incentive compensation	$9,568	$8,227	$7,987	$7,550
Net investment income before net realized and unrealized gains (losses)	$38,352	$32,906	$31,948	$30,200
Net realized and unrealized gains (losses)	$31,278	$30,370	$2,805	$4,834
Net increase (decrease) in stockholders’ equity resulting from operations	$69,630	$63,276	$34,753	$35,034
Basic and diluted earnings per common share	$0.64	$0.62	$0.36	$0.36
Net asset value per share as of the end of the quarter	$11.44	$11.16	$11.21	$11.20

	2008
	Q4	Q3	Q2	Q1
Total investment income	$62,723	$62,067	$63,464	$52,207
Net investment income before net realized and unrealized gains (losses) and incentive compensation	$40,173	$41,025	$45,076	$32,466
Incentive compensation	$8,035	$8,205	$9,015	$6,493
Net investment income before net realized and unrealized gains (losses)	$32,138	$32,820	$36,061	$25,973
Net realized and unrealized gains (losses)	$(142,638)	$(74,213)	$(32,789)	$(16,807)
Net increase (decrease) in stockholders’ equity resulting from operations	$(110,500)	$(41,393)	$3,272	$9,166
Basic and diluted earnings per common share	$(1.14)	$(0.43)	$0.04	$0.12
Net asset value per share as of the end of the quarter	$11.27	$12.83	$13.67	$15.17

UNAUDITED SELECTED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following table sets forth the unaudited pro forma condensed consolidated statement of operations for Ares Capital and Allied Capital as a consolidated entity. The unaudited pro forma condensed consolidated operating data for the year ended December 31, 2010 is presented as if the Allied Acquisition had been completed on January 1, 2010. In the opinion of management, all adjustments necessary to reflect the effect of this transaction have been made. The Allied Acquisition was accounted for under the acquisition method of accounting as provided by ASC 805-10 (previously SFAS No. 141(R)), Business Combinations (“ASC 805-10”).

The unaudited pro forma condensed consolidated statement of operations should be read together with the respective historical audited and unaudited consolidated financial statements of Allied Capital and Ares Capital, and the notes thereto, included elsewhere in this prospectus supplement or the accompanying prospectus. The unaudited pro forma condensed consolidated statement of operations is presented for comparative purposes only and does not necessarily indicate the future operating results of Ares Capital following the completion of the Allied Acquisition. The unaudited pro forma condensed consolidated statement of operations does not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the Allied Acquisition or any future merger related restructuring or integration expenses.

The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and other information included in this prospectus supplement and the accompanying prospectus.

See in this prospectus supplement “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allied Acquisition” for a description of the terms of the Allied Acquisition and in the accompanying prospectus “Risk Factors—Risks Relating to Our Business—We may be unable to realize the benefits anticipated by the Allied Acquisition or it may take longer than anticipated to achieve such benefits” for a description of certain risks associated with the Allied Acquisition.

(dollar amounts in thousands, except per share data and as otherwise indicated)

For the Year Ended December 31, 2010
Total Investment Income	$537,488
Total Expenses	291,912
Net Investment Income Before Income Taxes	245,576
Income Tax Expense	6,594
Net Investment Income	238,982
Net Realized and Unrealized Gains on Investments, Foreign Currencies, Acquisitions, Extinguishment of Debt and Sale of Other Assets	246,879
Net Increase in Stockholders’ Equity Resulting from Operations	$485,861

UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited combined pro forma per share information for the year ended December 31, 2010 reflects the Allied Acquisition and related transactions as if they had occurred on January 1, 2010.

Such unaudited pro forma combined per share information is based on the historical financial statements of Ares Capital and Allied Capital and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations.” This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results of Ares Capital or Allied Capital would have been had the Allied Acquisition and related transactions been completed at the beginning of the period indicated, nor are they necessarily indicative of any future operating results.

The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and other information included in this prospectus supplement and the accompanying prospectus.

See in this prospectus supplement “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allied Acquisition” for a description of the terms of the Allied Acquisition and in the accompanying prospectus “Risk Factors—Risks Relating to Our Business—We may be unable to realize the benefits anticipated by the Allied Acquisition or it may take longer than anticipated to achieve such benefits” for a description of certain risks associated with the Allied Acquisition.

	For the Year Ended December 31, 2010
	Ares Capital	Allied Capital	Pro forma Combined— Ares Capital	Per Equivalent Allied Capital Share(1)
Net Increase (Decrease) in Stockholders’ Equity Resulting from Operations:
Basic	$3.91	$(0.20)	$2.54	$0.83
Diluted	$3.91	$(0.20)	$2.54	$0.83
Cash Dividends Declared(2)	$1.40	$0.20	$1.40	$0.46

(1)                                  The Allied Capital equivalent pro forma per share amount is calculated by multiplying the pro forma combined share amounts by the common stock exchange ratio of 0.325.

(2)                                  The cash dividends declared per share represent the actual dividends declared per share for the period presented. The pro forma combined dividends declared is the dividends per share as declared by Ares Capital.

THE RIGHTS OFFERING

PURPOSE OF THE OFFERING

Our board of directors has determined in good faith that the offering would result in a net benefit to the existing stockholders because [describe reasons]. The offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below the then-current trading price without paying any commission or sales charges (although, if you exercise your rights through a financial institution, you will be responsible for paying any fees that such institution may charge). In connection with the approval of the offering, our board of directors considered, among other things, the following factors:

[Describe factors]

TERMS OF THE OFFERING

We are issuing to record date stockholders transferable rights to subscribe for an aggregate of up to               shares of our common stock. Each record date stockholder is being issued one transferable right for each               shares of our common stock owned on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held, which we refer to as the basic subscription. Rights may be exercised at any time during the subscription period, which commences on                      , 20  , the record date, and ends at 5:00 p.m., New York City time, on                       , 20  , the expiration date, which may be extended by us in our sole discretion.

The rights will be evidenced by subscription certificates that will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.” We will not issue fractional rights.

[The rights are transferable and will be listed on                              under the symbol “          .”] Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the basic subscription[, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below)]. Non-record date rights holders who purchase shares in the basic subscription[ or pursuant to the over-subscription privilege], together with record date stockholders who purchase shares, are hereinafter referred to as participating rights holders.

[Shares for which there is no subscription during the basic subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to the offering and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights that must be exercised in order for the offering to close.

[OVER-SUBSCRIPTION PRIVILEGE

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position
Total Record Date Position of All Over-Subscribers	×	Remaining Shares

Any rights holder other than a record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date; provided, however, that if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights Ownership as of the Expiration Date	×	Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege
Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.

We will not offer or sell in connection with the offering any shares that are not subscribed for pursuant to the basic subscription or the over-subscription privilege.]

THE SUBSCRIPTION PRICE

The subscription price for the shares to be issued pursuant to the offering will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic subscription rights[ and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege,] at the estimated subscription price of $         per share. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares or a notice of guaranteed delivery by the subscription agent.

EXPIRATION OF THE OFFERING

The offering will expire at 5:00 p.m., New York City time, on                     , 20  , unless extended by us in our sole discretion. The rights will expire on the expiration date of the offering and may not be exercised thereafter.

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

AMENDMENTS AND WAIVERS; TERMINATION

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [     ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

DILUTIVE EFFECTS

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

NOTICE OF NET ASSET VALUE DECLINE

[If, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date, as required by the SEC’s registration form, we will suspend the offering until we amend this prospectus. In such event, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.]

INFORMATION AGENT

[                     ] will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $         plus reimbursement of all out-of-pocket expenses related to the offering. [                     ] can be contacted at the below address:

[Information Agent Address]

SUBSCRIPTION AGENT

[                     ] will act as the subscription agent in connection with the offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $        , plus reimbursement of all out-of-pocket expenses related to the offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the basic subscription[ and pursuant to the over-subscription privilege] to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to                       which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the offering. Facsimiles should be confirmed by telephone at                      . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or by the close of business on the third business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement and the accompanying prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:

Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only:	[ ]
(No Overnight/Express Mail)	Ares Capital Rights Offering
[Subscription Agent Address]

By Overnight Delivery:	[ ]
Ares Capital Rights Offering
[Subscription Agent Address]

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

[Information Agent Address and Telephone Number]

Stockholders may also contact their broker-dealers or nominees for information with respect to the offering.

METHODS FOR EXERCISING RIGHTS

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all shares subscribed for in the basic subscription and pursuant to the over-subscription privilege at the estimated subscription price by the expiration date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at one of the addresses set forth above.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the initial subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all exercising rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above.]

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful.

FOREIGN STOCKHOLDERS

Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, subscription certificates will not be mailed to such stockholders. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights and such stockholders establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their subscription rights on or prior to the date required for participation in the rights offering. If no instructions have been received by 5:00 p.m., New York City time, on                  , 20  , three business days prior to the expiration date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the subscription agent will transfer the rights of these stockholders to the dealer managers, who will either purchase the rights or use their best efforts to sell them. The net proceeds, if any, from the sale of those rights will be remitted to these stockholders. If those rights are not purchased or sold prior to the expiration of the rights offering, they will expire.

PAYMENT FOR SHARES

Participating rights holders may choose between the following methods of payment:

(1)                                  A participating rights holder may send the subscription certificate together with payment for the shares acquired in the basic subscription[ and any additional shares subscribed for pursuant to the over-subscription privilege] to the subscription agent based on the estimated subscription price of $        . To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)                                  A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full estimated subscription price of $         per share for the shares subscribed for in the basic subscription[ and any additional shares subscribed for pursuant to the over-subscription privilege] and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on                        , 20   (or, if the offering is extended, by the close of business three business days after the extended expiration date).

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares or a notice of guaranteed delivery by the subscription agent, except as provided above under “—Notice of Net Asset Value Decline.”

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to                         . The subscription agent will hold all funds received by it pending distribution to us after consummation of the rights offering. If the offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within       business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the basic subscription; [(ii) the number of shares, if any, acquired pursuant to the over-subscription privilege; ](iii) the per share and total purchase price for such shares; and (iv) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. If any participating rights holder, if eligible, exercises his or her right to acquire shares pursuant to the over-subscription privilege, any excess payment which would otherwise be refunded to him or her will be applied by us toward payment for shares acquired pursuant to the exercise of the over-subscription privilege. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the basic subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) find other participating rights holders who wish to subscribe for such subscribed and unpaid for shares; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for shares.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

[SALE OF RIGHTS

The Rights are Transferable until the Trading Day Immediately Preceding the Expiration Date

[The rights will be listed on                          under the symbol “             .” While we and the dealer managers will use our and their best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on                          is expected to be conducted beginning on or about                         , 20  . The rights are transferable and are expected to continue trading until and including                         , 20   (or if the offering is extended, until the trading day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.]

Sales through the Subscription Agent and the Dealer Managers

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to a dealer manager. Subscription certificates representing the rights to be sold through or to a dealer manager must be received by the subscription agent on or before                         , 20   (or if the offering is extended, until two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer managers either to purchase or to use their best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the selling dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer managers will be based upon the then current market price for the rights. The dealer managers will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the         business day prior to the expiration date of the offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer managers will purchase or be able to complete the sale of any such rights, and neither we nor the dealer managers have guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offering for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer managers shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise prior to the expiration date of the offering or sale prior to the day immediately preceding the expiration date of the offering (or, if the offering is extended, the extended expiration date).

Except for the fees charged by the subscription agent, information agent and dealer managers, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent, information agent or the dealer managers.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company or DTC.]

DELIVERY OF STOCK CERTIFICATES

Stock certificates will not be issued for shares of our common stock offered in the offering. Stockholders who are record owners will have the shares they acquire credited to their account with our transfer agent. All future dividends paid on such shares will be reinvested into additional shares or paid in cash if you have made such an election in connection with our dividend reinvestment plan. Stockholders whose common stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE OFFERING

[Insert disclosure regarding material U.S. federal income tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]

ERISA CONSIDERATIONS

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.

ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

DISTRIBUTION ARRANGEMENTS

[                        ], each a broker-dealer and member of FINRA, will act as dealer managers for the offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer managers will provide financial advisory and marketing services in connection with the offering and will solicit the acquisition and/or exercise of rights by stockholders and others[ and participation in the over-subscription privilege]. The dealer managers may use this prospectus for any or all of such activities. The offering is not contingent upon any number of rights being exercised. We have agreed to pay the dealer managers a fee for their financial advisory, marketing and soliciting services equal to       % of the aggregate subscription price for shares issued pursuant to the offering. The dealer managers will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to       % of the subscription price per share for each share issued pursuant to the exercise of rights[and the over-subscription privilege] as a result of their soliciting efforts.

In addition, we have agreed to reimburse the dealer managers an aggregate amount up to $            for their expenses incurred in connection with the offering. We have agreed to indemnify the dealer managers and the soliciting dealers for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer managers will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance or gross negligence of such dealer manager or reckless disregard by such dealer manager of its obligations and duties under the dealer manager agreement.

[Insert principal business addresses of dealer managers.]

We have agreed, with certain exceptions, with the dealer managers that, for a period of        days following the date of this prospectus, we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration

statement with respect thereto without the prior written consent of [                   ]. In addition, our executive officers, directors, members of our investment committee, Ares Capital Management and certain of its affiliates have agreed, with certain exceptions, with the dealer managers that, for a period of       days following the date of this prospectus, that they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of [                   ]. However, those dealer managers may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The dealer managers and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Ares and its affiliates and managed funds and Ares Capital or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the dealer managers or their affiliates may execute transactions with Ares Capital or on behalf of Ares Capital, Ares or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the dealer managers or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Ares, Ares Capital or Ares Capital Management and their affiliates and managed funds.

Affiliates of certain of the dealer managers are limited partners of private investment funds affiliated with our investment adviser, Ares Capital Management.

The dealer managers or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Ares, Ares Capital, Ares Capital Management or any of the portfolio companies.

We may purchase securities of third parties from the dealer managers or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the dealer managers and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the dealer managers and their affiliates in the ordinary course of its business and not in connection with the offering. In addition, after the expiration of the offering, the dealer managers or their affiliates may develop analyses or opinions related to Ares, Ares Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Ares Capital to our rightsholders or any other persons.

Prior to the expiration of the offering, the dealer managers may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices they set. The dealer managers may realize profits or losses independent of any fees described in this prospectus supplement and accompanying prospectus.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if dealer managers receiving proceeds of offering, if required by FINRA.]

USE OF PROCEEDS

Assuming                      shares of our common stock are sold at an estimated subscription price of $       , the net proceeds from this offering will be approximately $        million, after deducting dealer manager fees and other expenses related to the offering payable by us.  There can be no assurance that all of the rights will be exercised in full, and the subscription price will not be determined until the close of business on the expiration date.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARCC.” Our common stock has historically traded at prices both above and below its net asset value per share. It is not possible to predict whether the common stock offered hereby will trade at, above or below net asset value. See “Risk Factors—Risks Relating to Offerings Pursuant to this Prospectus—Our shares of common stock have traded at a discount from net asset value and may do so again in the future, which could limit our ability to raise additional equity capital” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter for the fiscal years ended December 31, 2009, 2010 and 2011, the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a percentage of net asset value and the dividends or distributions declared by us. On                   , 20  , the last reported closing sales price of our common stock on The NASDAQ Global Select Market was $         per share, which represented a [premium][discount] of approximately        % to the net asset value per share reported by us as of                     , 20  .

	Net Asset	Price Range		High Sales Price to Net Asset	Low Sales Price to Net Asset	Cash Dividend Per
	Value(1)	High	Low	Value(2)	Value(2)	Share(3)
Year ended December 31, 2009
First Quarter	$11.20	$7.39	$3.21	66.0%	28.7%	$0.42
Second Quarter	$11.21	$8.31	$4.53	74.1%	40.4%	$0.35
Third Quarter	$11.16	$11.02	$7.04	98.7%	63.1%	$0.35
Fourth Quarter	$11.44	$12.71	$10.21	111.1%	89.2%	$0.35
Year ended December 31, 2010
First Quarter	$11.78	$14.82	$11.75	125.8%	99.7%	$0.35
Second Quarter	$14.11	$16.40	$12.53	116.2%	88.8%	$0.35
Third Quarter	$14.43	$15.89	$12.44	110.1%	86.2%	$0.35
Fourth Quarter	$14.92	$17.26	$15.64	115.7%	104.8%	$0.35
Year ending December 31, 2011
First Quarter	$15.45	$17.83	$16.08	115.4%	104.1%	$0.35
Second Quarter	$15.28	$17.71	$15.70	115.9%	102.7%	$0.35
Third Quarter		$16.30	$13.07
Fourth Quarter (through , 20 )
[Year ending December 31, 2012
First Quarter (through , 2012)]

(1)                                  Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)                                  Calculated as the respective high or low closing sales price divided by net asset value.

(3)                                  Represents the dividend or distribution declared in the relevant quarter.

We currently intend to distribute quarterly dividends or distributions to our stockholders. Our quarterly dividends or distributions, if any, will be determined by our board of directors.

The following table summarizes our dividends or distributions declared to date:

Date Declared	Record Date	Payment Date	Amount
December 16, 2004	December 27, 2004	January 26, 2005		$0.30
Total declared for 2004				$0.30
February 23, 2005	March 7, 2005	April 15, 2005		$0.30
June 20, 2005	June 30, 2005	July 15, 2005		$0.32
September 6, 2005	September 16, 2005	September 30, 2005		$0.34
December 12, 2005	December 22, 2005	January 16, 2006		$0.34
Total declared for 2005				$1.30
February 28, 2006	March 24, 2006	April 14, 2006		$0.36
May 8, 2006	June 15, 2006	June 30, 2006		$0.38
August 9, 2006	September 15, 2006	September 29, 2006		$0.40
November 8, 2006	December 15, 2006	December 29, 2006		$0.40
November 8, 2006	December 15, 2006	December 29, 2006		$0.10
Total declared for 2006				$1.64
March 8, 2007	March 19, 2007	March 30, 2007		$0.41
May 10, 2007	June 15, 2007	June 29, 2007		$0.41
August 9, 2007	September 14, 2007	September 28, 2007		$0.42
November 8, 2007	December 14, 2007	December 31, 2007		$0.42
Total declared for 2007				$1.66
February 28, 2008	March 17, 2008	March 31, 2008		$0.42
May 8, 2008	June 16, 2008	June 30, 2008		$0.42
August 7, 2008	September 15, 2008	September 30, 2008		$0.42
November 6, 2008	December 15, 2008	January 2, 2009		$0.42
Total declared for 2008				$1.68
March 2, 2009	March 16, 2009	March 31, 2009		$0.42
May 7, 2009	June 15, 2009	June 30, 2009		$0.35
August 6, 2009	September 15, 2009	September 30, 2009		$0.35
November 5, 2009	December 15, 2009	December 31, 2009		$0.35
Total declared for 2009				$1.47
February 25, 2010	March 15, 2010	March 31, 2010		$0.35
May 10, 2010	June 15, 2010	June 30, 2010		$0.35
August 5, 2010	September 15, 2010	September 30, 2010		$0.35
November 4, 2010	December 15, 2010	December 31, 2010		$0.35
Total declared for 2010				$1.40
March 1, 2011	March 15, 2011	March 31, 2011		$0.35
May 3, 2011	June 15, 2011	June 30, 2011		$0.35
August 4, 2011	September 15, 2011	September 30, 2011		$0.35
Total declared for 2011			$	[ ]

To maintain our status as a regulated investment company, or a “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), we must timely distribute an amount equal to at least 90% of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short term capital gains) to our stockholders. In addition, the Company generally will be required to pay an excise tax equal to 4% of the amount by which 98% of the Company’s (i) ordinary income recognized during a calendar year and (ii) capital gain net income (as defined by the Code) recognized for the one year period ending on October 31st of a calendar year exceeds the distributions for the year. For 2011 and beyond, 98.2% of capital gain net income must be distributed to avoid the excise tax. The taxable income on which excise tax is paid is generally distributed to stockholders in the next tax year. Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income for distribution in the following year, and pay any applicable excise tax. For the                   ended                  , 2011 we recorded a net excise tax expense of $         million. For the year ended December 31, 2010 we recorded a net excise tax expense of $2.2 million. We cannot assure you that we will achieve results that will permit the payment of any cash distributions.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. See “Dividend Reinvestment Plan” in the accompanying prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial data and financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

CAPITALIZATION

The following table sets forth (a) our actual capitalization at                       , 2011 and (b) our pro forma capitalization to reflect the effects of the sale of                shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $       , after deducting dealer manager fees and other expenses related to this offering payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 2011 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.001 per share, 400,000,000 common shares authorized, and common shares issued and outstanding, respectively	$	$
Capital in excess of par value
Accumulated over distributed net investment income
Accumulated net realized gain on investments, foreign currency transactions, extinguishment of debt and acquisitions
Net unrealized loss on investments and foreign currency transactions
Total stockholders’ equity	$	$
Total capitalization	$	$

DILUTION

As of                        , 2011, our net asset value was $        million, or approximately $        per share. After giving effect to the sale of               shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $        per share, after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma net asset value would have been approximately $        million, or approximately $        per share, representing an immediate dilution of approximately $        per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $        per share, after deducting dealer manager fees and other expenses related to this offering payable by us:

As of , 2011
	Actual	Pro Forma
Net asset value per common share	$	$

	Months Ended , 2011
	Actual		Pro Forma
Net increase in assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1) Basic and diluted, weighted average number of shares outstanding is                     .

(2) Assumes that on                     , 2011, the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $        per share and (ii)             shares of our common stock were issued upon the exercise of such rights.

(3)  Assumes actual cash distributions divided by adjusted shares, including                shares issued upon exercise of rights.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, Sutherland Asbill & Brennan LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Proskauer Rose LLP has from time to time represented the underwriters, Ares and Ares Capital Management on unrelated matters. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

                Up to                Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares

PROSPECTUS SUPPLEMENT

[Dealer Managers]

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